EXHIBIT 3.3
Company No: [                    ]
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
SEARCHMEDIA HOLDINGS LIMITED

(adopted on 29 October, 2009 by a special resolution of the members dated 31 March, 2009)
REGISTERED IN THE CAYMAN ISLANDS

THE COMPANIES LAW (2007 Revision)

COMPANY LIMITED BY SHARES

MEMORANDUM OF
ASSOCIATION
OF
SEARCHMEDIA HOLDINGS LIMITED
Adopted on 29 October, 2009 by a special resolution of the Members dated 31 March, 2009 and effective immediately upon the registration of the company as a Cayman Islands company limited by shares.
1.	The name of the Company is SearchMedia Holdings Limited.

2.	The Registered Office of the Company shall be at the offices of Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2007 Revision), as amended from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5.	The share capital of the Company is US$101,000 divided into (i) 1,000,000,000 Ordinary Shares of a nominal or par value of US$0.0001 each and (ii) 10,000,000 Preferred Shares of a nominal or par value of US$0.0001 each, provided that the Company has the power, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2007 Revision) (as amended or modified from time to time) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares, whether declared to be preferred or otherwise, shall be subject to the powers hereinbefore contained.

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6.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of the Companies Law (2007 Revision) (as amended or modified from time to time) and the Articles of Association, and it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	The Company may amend its Memorandum of Association by a resolution of Members in accordance with the relevant provisions of the Articles of Association.

8.	Capitalized terms that are not defined herein shall bear the same meanings as those given in the Articles of Association of the Company.

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THE COMPANIES LAW (2007 Revision)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION
OF
SEARCHMEDIA HOLDINGS LIMITED
Adopted on 29 October, 2009 by a special resolution of the Members dated 31 March, 2009 and effective immediately upon the registration of the company as a Cayman Islands company limited by shares.
1.	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith, the following defined terms shall have the meanings assigned to them as follows:

Affiliate
means, with respect to any given Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person and, where the given Person is an individual, the spouse, parent, sibling, or child thereof;

Agreement and Plan of Merger, Conversion and Share Exchange
means, the Agreement and Plan of Merger, Conversion and Share Exchange dated as of March 31, 2009, among Ideation Acquisition Corp., ID Arizona Corp., and each of the other parties thereto, as amended;

Applicable Law
means, with respect to any Person, any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, decree, award, injunction, governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any governmental authority, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Person or its subsidiaries or their respective assets;

Articles	means these Articles of Association (including any appendix, annex, schedule and exhibit attached hereto) as originally framed or as from time to time altered by Special Resolution;

Auditors	means the Persons for the time being performing the duties of auditors of the Company;

Board of Directors or Board	means the board of directors of the Company;

Business	means out-of-home advertising and media-related business, including in-elevator advertising;

Business Day	means a day, excluding a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in the PRC, Hong Kong or New York;

Change of Control
means any: (a) merger, consolidation, business combination or similar transaction involving the Company in which any of the outstanding voting securities of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting securities of the Company outstanding immediately prior to such transaction are converted into or exchanged for voting securities of the surviving or transferee Person that constitute a majority of the outstanding shares of voting securities of such surviving or transferee Person (immediately after giving effect to such issuance); (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any of its Subsidiaries or controlled Affiliates representing all or substantially all of the consolidated assets of the Company and its Subsidiaries and controlled Affiliates; (c) issuance, sale or other disposition of (including by way of share exchange, joint venture, or any similar transaction by either the Company or its shareholders) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 50% or more of the voting power of the Company; provided, that any acquisition of securities directly from the Company that the independent Directors determine is primarily for the purposes of raising financing for the Company will not be taken into account when determining if a Change in Control has occurred under this clause (c); (d) transaction in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company representing 50% or more of the outstanding voting capital of the Company; provided, that any acquisition of securities directly from the Company that the independent Directors determine is primarily for the purposes of raising financing for the Company will not be taken into account when determining if a Change in Control has occurred under this clause (d); and (e) any combination of the foregoing.

Class	means any class or classes of Shares as may from time to time be issued by the Company;

Closing Price
means the closing sale price or, if no closing sale price is reported, the last reported sale price of the Ordinary Shares on the NYSE Amex on such date. If the Ordinary Shares are not traded on the NYSE Amex on any date of determination, the closing price of the Ordinary Shares on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Ordinary Shares are so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Ordinary Shares are so listed or quoted, or if the Ordinary Shares are not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Ordinary Shares in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Ordinary Shares on that date as determined by a nationally recognized investment banking firm retained by the Company for this purpose.

Company	means SearchMedia International Limited;

Company Securities	means any outstanding Securities issued by the Company;

Constitutional Documents	means, with respect to any Person, the certificate of incorporation, by-laws, memorandum of association, articles of association, or similar constitutive documents for such Person;

Control
means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing. Without limiting the foregoing, a Person shall be deemed Controlled by another Person if such other Person, directly or indirectly, owns or has the power to direct the voting of more than fifty percent (50%) of the outstanding share capital or other ownership interest having voting power to elect directors, managers or trustees of such Person;

Convertible Security
means, with respect to any specified Person, evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for any shares or other units in the share capital or other ownership interest of such specified Person, however described and whether voting or non-voting;

Designated Stock Exchange	the Global Market of The Nasdaq Stock Market, the New York Stock Exchange, NYSE Amex or any other internationally recognized stock exchange where the Company’s securities are traded;

Directors	means the directors for the time being of the Company;

Encumbrance
means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other third party rights of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect substantially similar to the granting of security under Applicable Law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, right of pre-emption negotiation or refusal or transfer restriction in favour of any Person and (iv) any adverse claim as to title, possession or use;

Equity Security
means, with respect to any specified Person, any shares, registered capital or other units in the share capital or other ownership interest of such specified Person, however described and whether voting or non-voting, all Convertible Securities and all Option Securities of such specified Person;

Exchange Act	means the Securities Exchange Act of 1934, as amended;

Group Companies	means the Company, the PRC Entity and all Subsidiaries of the foregoing (including without limitation the WFOEs); a “Group Company” means any of the Group Companies;

HK Subs	means Great Talent Holdings Limited, a Hong Kong company and Ad-icon Company Limited, a Hong Kong company;

Issued Shares	means all issued and outstanding Equity Securities in the Company assuming the exercise of all options and the conversion or exchange of all convertible or exchangeable Equity Securities;

Liquidation Event	shall bear the meaning as ascribed to it in Article 135(a);

Member
means a person who is registered in the register of members of the Company as being a holder of Shares in the Company and includes each subscriber to the Memorandum of Association pending entry into the register of members of certain of such subscribers;

Memorandum of Association	means the memorandum of association of the Company in force and effect, as amended and restated from time to time;

Option Security
means, with respect to any specified Person, all options, warrants, instruments and other rights and agreements (including without limitation any preemptive rights or rights of first refusal) to subscribe for, purchase or otherwise acquire any shares or other units in the share capital or other ownership interest of such specified Person, however described and whether voting or non-voting, or any Convertible Securities of such specified Person;

Ordinary Resolution
means a resolution:

(a)     passed by a simple majority of votes cast by such Members on an as-if converted basis as, being entitled to do so, vote in person or, in the case of any Member being an organization, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting of the Company; or

(b)     approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

Ordinary Shareholders	means the Members registered from time to time as holders of Ordinary Shares in the register of Members of the Company;

Ordinary Shares	means the ordinary Shares in the capital of the Company, par value of US$0.0001 per share, with the rights and privileges as set out in these Articles;

Paid-up	means paid-up and/or credited as paid-up;

Person
means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity (including, without limitation, any unincorporated joint venture and whether or not having separate legal personality);

PRC
means the People’s Republic of China, but solely for the purposes of these Articles, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan;

PRC Entity	means Shanghai Jingli Advertising Co., Ltd., (), a limited liability company organized under the laws of the People’s Republic of China;

Related Party	means any of the officers, directors, supervisory board members, or holders of Equity Securities of any Group Company or any Affiliates of any of the foregoing;

RMB	means Renminbi, the lawful currency of the PRC;

Seal	means the common seal of the Company and includes every duplicate seal;

Secretary	includes an Assistant Secretary and any individual appointed to perform the duties of Secretary of the Company;

Securities	with respect to any Person, means Equity Securities and debt securities, including without limitation bonds, notes and debentures, of whatever kind of such Person, whether readily marketable or not;

Securities Act	means the U.S. Securities Act of 1933, as amended from time to time;

Share
means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share;

Shareholders	means, as of any time, any Ordinary Shareholders and any holders of any other Equity Securities of the Company;

Special Resolution
means a resolution:

(a)     passed by a majority of not less than two-thirds of such Members on an as-if converted basis as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)     approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

Statute	means the Companies Law (2007 Revision) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force;

Subsidiary
means with respect to any specified Person, any other Person (other than a natural Person) Controlled by such specified Person. For the avoidance of doubt, the PRC Entity or any of the Subsidiaries of the PRC Entity shall not be deemed to be a Subsidiary of the Company;

Trading Day	means, for purposes of determining a Closing Price per Ordinary Share, a Business Day on which the Designated Stock Exchange is scheduled to be open for business;

US$	means United States dollars, the lawful currency of the U.S.;

US GAAP	means the generally accepted accounting principles in the United States;

WFOE or WFOEs
means Jieli Investment Management Consulting (Shanghai) Co., Ltd. and Jieli Network Technology Development (Shanghai) Co., Ltd., both wholly foreign owned enterprises established by the Company in Shanghai, PRC under the laws of the PRC;

written and in writing	include all modes of representing or reproducing words in visible form in the English language.

Words importing the singular number only include the plural number and vice versa.

Words importing one gender only include the other gender and the neuter.

Words importing persons only include corporations.
PRELIMINARY
2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the Shares may have been allotted.

3.	The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

4.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.
CERTIFICATES FOR SHARES
5.	Certificates representing Shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. The name and address of the Person to whom the Shares represented thereby are issued, with the number of Shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of Shares shall have been surrendered and cancelled. The Directors may authorize certificates to be issued with the Seal and authorised signature(s) affixed by some method or system of mechanical process.

6.	Notwithstanding Article 5 of these Articles, if a share certificate is defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such lesser sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES
7.	Subject to applicable law, rules, regulations and the relevant provisions, if any, in the Memorandum of Association and these Articles and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing Shares, the Directors may, in their absolute discretion and without the approval of the holders of the Company’s outstanding Shares, cause the Company to issue such additional Shares (whether in certificated form or non-certificated form), or issue other securities, in one or more classes or series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater or more advantageous than the powers and rights associated with the then outstanding Shares, at such times and on such other terms as they think proper. The Company shall not issue Shares or other Securities in bearer form.

8.	The Board may reserve such number of Shares or Securities of the Company as the Board may be required to issue in connection with the exercise of an option, right, or warrant or other Security of the Company or any other person (each a “Conversion Right”) that is exercisable for, convertible into, exchangeable for or otherwise issuable in respect of Shares or Securities of the Company. For these purposes, to “reserve” a number of Shares shall mean that at the relevant time, such number of Shares shall be authorised but unissued, and the Board shall not issue such Shares otherwise than pursuant to the exercise.
REGISTER OF MEMBERS AND SHARE CERTIFICATES
9.	The Company shall maintain a Register of Members and every Person whose name is entered as a Member in the Register of Members shall, without payment, be entitled to receive within two (2) months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his or her or its Shares or several certificates each for one or more of his or her or its Shares upon payment of fifty cents (US$0.50) for every certificate after the first or such lesser sum as the Directors shall from time to time determine. All certificates shall specify the Share or Shares held by that person and par value of such Shares, provided that, in respect of a Share or Shares held jointly by several persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of the several joint holders shall be sufficient delivery to all such holders. All certificates for Shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the Register of Members.

10.	Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

11.	Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of US$1.00 or such smaller sum as the Directors shall determine.

12.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Shares may be issued to the relevant Member upon request subject to delivery of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

13.	In the event that Shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.
ORDINARY SHARES
14.	Holders of Ordinary Shares shall be entitled to receive notice of, to attend and to speak and vote at, any general meeting of the Company.
TRANSFER OF SHARES
15.	The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register of Members in respect of the relevant Shares.

16.	All instruments of transfer of Shares that have been registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.
REDEMPTION AND PURCHASE OF SHARES
17.	Subject to the Statute, these Articles, and the Memorandum of Association, the Company may:
(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholders on such terms and in such manner as the Directors may, before the issue of such Shares, determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine provided that the Members shall have authorised the manner of purchase by Ordinary Resolution or the manner of purchase shall be in accordance with Articles 18 and 19 (which shall constitute authorisation for the purposes of and in accordance with section 37(3)(d) of the Statute); provided however, that notwithstanding anything to the contrary set forth herein, no Member authorisation shall be required with respect to any purchase of Shares which occurs pursuant to that certain letter agreement dated as of August [ ], 2009 by and among Ideation Acquisition Corp. and certain investors listed on Exhibit A thereto; and

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Law, including without limitation out of its capital, profits or the proceeds of a fresh issue of Shares.
18.	The Company is authorised to purchase, on behalf of the Company, any Share listed on a Designated Stock Exchange in accordance with the following manner of purchase:
(a)	the maximum number of Shares that may be purchased shall be equal to the number of issued and outstanding Shares less one Share; and

(b)	the purchase shall be at such time, at such price and on such other terms as determined and agreed by the Directors in their sole discretion provided however that:
(i)	such purchase transactions shall be in accordance with the relevant code, rules and regulations applicable to the listing of the Shares on the Designated Stock Exchange; and

(ii)	at the time of the repurchase, the Company is able to pay its debts as they fall due in the ordinary course of its business.
19.	The holder of the Shares being purchased or redeemed shall be bound to deliver up to the Company at its registered office or such other place as the Directors shall specify, the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof and the Shares being purchased or redeemed shall be cancelled or shall form part of the authorised but unissued capital of the Company.

20.	Any Share in respect of which a notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

21.	The redemption or purchase of any Share shall not oblige the Company to redeem or purchase of any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.
22.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

VARIATION OF RIGHTS OF SHARES
23.
(a)	Subject to any other provisions contained herein, if at any time the share capital of the Company is divided into different Classes or series of Shares, the rights attached to any Class or series (unless otherwise provided by the terms of issue of the Shares of that Class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-fourths of the Issued Shares of that Class or series.

(b)	The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one Class of Shares except that the necessary quorum shall be one or more persons holding or representing by proxy at least half of the Issued Shares of the Class and that any holder of Shares of the Class present in person or by proxy may demand a poll.
24.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.
COMMISSION ON SALE OF SHARES
25.	The Company may in so far as the Statute from time to time permits pay a commission to any Person in consideration of his or her or its subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly Paid-up Shares or partly in one way and partly in the other. The Company may also on any issue of Shares pay such brokerage as may be lawful.
NON-RECOGNITION OF TRUSTS
26.	No Person shall be recognized by the Company as holding any Share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future, or partial interest in any Share, or any interest in any fractional part of a Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder.
LIEN ON SHARES
27.	The Company shall have a first and paramount lien and charge on all Shares (whether fully Paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or such Member’s estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s pre-existing lien (if any) thereon. The Company’s lien (if any) on a Share shall extend to all dividends or other monies payable in respect thereof.

28.	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen (14) days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the Share, or the Person, of which the Company has notice, entitled thereto by reason of such Person’s death or bankruptcy.

29.	To give effect to any such sale, the Directors may authorize a Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer, and the purchaser shall not be bound to see to the application of the purchase money, nor shall the title of the purchaser to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

30.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the Person entitled to the Shares at the date of the sale.
CALL ON SHARES
31.
(a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their Shares (whether on account of the nominal value of the Shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one (1) month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen (14) days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.
(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.
(c)	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
32.	If a sum called in respect of a Share is not paid before or on a day appointed for payment thereof, the Persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

33.	Any sum which by the terms of issue of a Share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the Share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

34.	The Directors may, on the issue of Shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

35.
(a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any Shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.
FORFEITURE OF SHARES
36.
(a)	If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen (14) days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the Shares in respect of which such notice was given will be liable to be forfeited.
(b)	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited Share and not actually paid before the forfeiture.

(c)	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

37.	A Person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by such Person to the Company in respect of the Shares together with interest thereon, but such Person’s liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the Shares.

38.	A certificate in writing under the hand of one Director or the Secretary of the Company that a Share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all Persons claiming to be entitled to the Share. The Company may receive the consideration given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and such Person shall thereupon be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall such Person’s title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

39.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the nominal value of the Share or by way of premium as if the same had been payable by virtue of a call duly made and notified.
REGISTRATION OF EMPOWERING INSTRUMENTS
40.	The Company shall be entitled to charge a fee not exceeding one dollar (US$l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.
TRANSMISSION OF SHARES
41.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where the deceased was a sole holder, shall be the only persons recognized by the Company as having any title to his or her or its interest in the Shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any Shares which had been held by him or her solely or jointly with other Persons.
42.
(a)	Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself or herself as holder of the Share or to make such transfer of the Share to such other Person nominated by such Person as the deceased or bankrupt Person could have made and to have such Person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before such Member’s death or bankruptcy as the case may be.

(b)	If the Person so becoming entitled shall elect to be registered as holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that such Person so elects.
43.	A Person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which such Person would be entitled if such Person were the registered holder of the Share, except that such Person shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such Person to elect either to be registered or to transfer the Share and if the notice is not complied with within ninety (90) days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.
AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION
OF REGISTERED OFFICE & ALTERATION OF CAPITAL
44.
(a)	Subject to and in so far as permitted by the provisions of the Statute and these Articles, the Company may from time to time by Ordinary Resolution alter or amend its Memorandum of Association otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:
(i)	increase the share capital by such sum to be divided into Shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(iii)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum of Association or into Shares without nominal or par value;

(iv)	cancel any Shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

(v)	increase or decrease the number of the authorised Ordinary Shares.

(b)	All new Shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission and forfeiture and otherwise as the Shares in the original Share capital.

(c)	Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d)	Without prejudice to Article 23(a) hereof and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.
CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE
45.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.
46.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.
47.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING
48.
(a)	Subject to paragraph (c) hereof, the Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint.

(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.
49.
(a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-third of such of the Paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the office of the Chairman of the Board or the president of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty (21) days.
(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.
NOTICE OF GENERAL MEETINGS
50.	At least five (5) days notice shall be given by the Board of Directors of an annual general meeting or any other general meeting to the Members whose names on the date of the notice appear as a shareholder in the register of Members of the Company and are entitled to vote at the meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 52 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than 66 2/3% in nominal value of the Shares in issue (on an as-if-converted basis).
51.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any Person entitled to receive notice shall not invalidate the proceedings of that meeting.
PROCEEDINGS AT GENERAL MEETINGS
52.	A general meeting shall be deemed duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy the holder(s) of (i) at least fifty percent (50%) of all Shares carrying an entitlement to vote in issue provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy. No business shall be transacted at any general meeting unless the aforesaid quorum of Members is present at the time when the meeting proceeds to business.

53.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by the Members required to vote on such resolution (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.
54.	If within one (1) hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same time and place seven (7) Business Days later or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

55.	The general meeting of the Company may be held and any Member may participate in such meeting, by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting are capable of hearing each other; and such participation shall be deemed to constitute presence in person at that meeting.

56.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if such Chairman shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

57.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their numbers to be Chairman of the meeting.

58.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

59.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

60.	Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

61.	The demand for a poll may be withdrawn.

62.	Except as provided herein, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

63.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

64.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.
VOTES OF MEMBERS
65.	Subject to any rights or restrictions for the time being attached to any Class or series or Classes or series of Shares, on a show of hands every Member of record present in person or by proxy at a general meeting shall have one vote and on a poll every Member of record present in person or by proxy shall have one vote for each Share registered in such Member’s name in the register of Members.

66.	In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

67.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by such Member’s committee, receiver, curator bonis, or other Person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

68.	No Member shall be entitled to vote at any general meeting unless such Member is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by such Member in respect of Shares in the Company have been paid.

69.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

70.	On a poll or on a show of hands votes may be given either personally or by proxy.
PROXIES
71.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of the attorney of the appointor duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

72.	The instrument appointing a proxy shall be deposited at such place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his or her discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

73.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

74.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

75.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorize such Person as it thinks fit to act as its representative at any meeting of the Company or of any Class or series of Members of the Company, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such Person represents as the corporation could exercise if it were an individual Member of record of the Company.

76.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
DIRECTORS
77.
(a)	Unless otherwise determined by the Company in a general meeting, the number of Directors shall not be less than three Directors nor more than ten (10) Directors, the exact number to be determined from time to time by the Directors.

(b)	Each Director shall hold office until the expiration of his term and until his successor shall have been elected and qualified.

(c)	The Board of Directors shall have one or more Chairmen of the Board of Directors (in the case of more than one chairman, each a “Co-Chairman”) elected and appointed for a determined period by a majority of the Directors then in office. In the event that Co-Chairmen are so elected, the term “Chairman” as used in these Articles shall be construed accordingly and the Co-Chairman shall jointly exercise the rights and powers of the “Chairman”, set out in these Articles or otherwise, by mutual agreement of such Co-Chairmen. A sole Chairman or any Co-Chairmen together shall preside as chairman at every meeting of the Board of Directors. To the extent any sole Chairman or both Co-Chairman is/are not present at a meeting of the Board of Directors within thirty (30) minutes after the time appointed for holding the same, the attending Directors may choose one Director to be the chairman of the meeting.

(d)	The Company may by Ordinary Resolution elect any person to be a Director either to fill a casual vacancy on the Board or as an addition to the existing Board.

(e)	The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, or the sole remaining Director, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing Board.

78.	A Director may be removed from office by Special Resolution at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

79.	The Directors may, from time to time adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters as the Directors shall determine by resolution from time to time.

80.	A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and of all classes of Shares of the Company.

81.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their reasonable traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

82.	The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than the ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to the remuneration as a Director.

83.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with the office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

84.	A Director or alternate Director may act individually or via the firm with which such Director/alternate Director is associated in a professional capacity for the Company, such Director/alternate Director or such firm shall be entitled to remuneration for such professional services as if such person were not a Director or alternate Director.

85.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

86.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by such Director or alternate Director as a director or officer of, or from his or her interest in, such other company.

87.	No individual shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or alternate Director) shall be at liberty to vote in respect of any contract or transaction in which such Director or alternate Director is so interested as aforesaid, provided however, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by such Director or the alternate Director appointed by such Director at or prior to its consideration and any vote thereon.

88.	A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 87 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.
ALTERNATE DIRECTORS
89.	Subject to the exception contained in Article 97, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any individual to be an alternate Director to act in such Director’s stead and such appointee whilst he or she holds office as an alternate Director shall, in the event of absence therefrom of the appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of the appointor, any other act or thing which the appointor is permitted or required to do by virtue of such appointor being a Director as if the alternate Director were the appointor, other than appointment of an alternate to such Director, and such appointee shall ipso facto vacate office if and when the appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.
POWERS AND DUTIES OF DIRECTORS
90.	The business of the Company shall be managed in the best interests of the Company by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting, provided however, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

91.	The Directors may from time to time and at any time by powers of attorney appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of Persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

92.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

93.	The Directors shall cause minutes to be made in books provided for the purpose:
(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.
94.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

95.	Except as otherwise provided by these Articles, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.
MANAGEMENT
96.
(a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	Except as otherwise provided by these Articles, the Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remunerations.

(c)	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any individual so appointed and may annul or vary any such delegation, but no individual dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.
MANAGING DIRECTORS
97.	The Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but such appointment shall be subject to determination ipso facto if the Director ceases from any cause to be a Director and no alternate Director appointed by such Director can act in his or her stead as a Director or Managing Director.

98.	The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.
PROCEEDINGS OF DIRECTORS
99.	Except as otherwise provided by these Articles, the Directors shall meet together, either telephonically and/or in person, for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Notices and agenda of the business to be transacted at the meeting and all relevant documents and materials to be circulated at or presented to the meeting shall be sent to every Director and alternate Director at least seven (7) days prior to the relevant Board meeting (exclusive of the day on which such notice is given). Minutes of Board meetings shall be sent to every Director and alternate Director within thirty (30) days after the relevant meeting. Except as provided herein, questions or issues arising at any meeting or matters brought before the Board to be voted on shall be decided by the affirmative vote of a simple majority of the Directors or alternate Directors present at the meeting which there is a quorum. The vote of an alternate Director not being counted if such alternate’s appointor be present at such meeting.

100.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least seven (7) days’ written notice (exclusive of the day on which such notice is given) to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless such notice is waived in writing by all the Directors (or their alternates) either at, before or after the meeting is held, provided that the presence of a Director at a meeting shall be deemed to constitute a waiver on such Director’s part in respect of such meeting, and, provided further, if the notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be.

101.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be a majority of the Directors then in office, provided that a Director and his appointed alternate Director shall be considered only one person for this purpose. A meeting of the Directors at which a quorum is present when the meeting proceeds to business shall be competent to exercise all powers and discretions for the time being exercisable by the Directors. A meeting of the Directors may be held by means of telephone or teleconferencing or any other telecommunication facility provided that all participants are thereby able to communicate immediately by voice with all other participants.

102.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

103.	[Intentionally omitted].

104.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

105.	A committee may meet and adjourn as it thinks proper. Questions or issues arising or matters brought to be voted upon at any meeting shall be determined by a majority of votes of the members present.

106.	All acts done by any meeting of the Directors or of a committee of Directors (including any individual acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such individual had been duly appointed and qualified to be a Director or alternate Director as the case may be.

107.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of such alternate’s appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.
108.
(a)	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by such Director in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 71-76 shall mutatis mutandis apply to the appointment of proxies by Directors.
VACATION OF OFFICE OF DIRECTOR
109.	The office of a Director shall be vacated:
(a)	if such Director gives notice in writing to the Company that such Director resigns the office of Director;

(b)	if such Director is absent (without being represented by proxy or an alternate Director appointed by such Director) from three (3) consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that such Director has by reason of such absence vacated office;

(c)	if such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally;

(d)	if such Director is found a lunatic or becomes of unsound mind; and

(e)	if such Director is removed pursuant to these Articles.

PRESUMPTION OF ASSENT
110.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless such Director’s dissent shall be entered in the Minutes of the meeting or unless such Director shall file his or her written dissent from such action with the individual acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
SEAL
111.
(a)	The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one individual who shall be either a Director or the Secretary or Secretary-Treasurer or some individual appointed by the Directors for the purpose.

(b)	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his or her signature alone to any document of the Company required to be authenticated by him or her under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.
OFFICERS
112.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.
DIVIDENDS, DISTRIBUTIONS AND RESERVE
113.	Subject to the Statute and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on Shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefore.

114.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

115.	Subject to the rights of Persons, if any, entitled to Shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of Shares, they shall be declared and paid according to the amounts paid or credited as paid on the Shares of such class outstanding on the record date for such dividend or distribution, as determined in accordance with these Articles. No amount paid or credited as paid on a Share in advance of calls shall be treated for the purpose of this Article as paid on the Share.

116.	Except as otherwise provided herein, the Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by such Member to the Company on the account of calls.
117.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up Shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

118.	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

119.	No dividend or distribution shall bear interest against the Company.
CAPITALIZATION
120.	The Company may upon the recommendation of the Directors by Ordinary Resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorize any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT
121.	The Directors shall cause proper books of account to be kept with respect to:
(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.
Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

122.	Except as otherwise provided by these Articles, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

123.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law
AUDIT
124.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix the remuneration of such Auditor or Auditors.

125.	The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an Ordinary Resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

126.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

127.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.
NOTICES
128.	Notices shall be in writing. Any Member may provide notice to the Company and the Company may provide notice to any Member either personally or by sending it by internationally recognized courier, post, facsimile, cable, telex, telecopy or electronic message to (i) a Member at his or her or its or its address, facsimile number or electronic mail address as shown in the register of Members (if by the Company) or (ii) the Company at the address, facsimile number or electronic mail address of its principal office in the PRC (if by a Member). Any such notice, if mailed, will be forwarded airmail if the address be outside the Cayman Islands.
129.
(a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty (60) hours after the letter containing the same is posted as aforesaid.

(b)	Where a notice is sent by facsimile, cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization and to have been effected on the day the same is sent as aforesaid.

(c)	Where a notice is sent by courier, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected on the date set forth in the instructions for delivery when sent as aforesaid.
130.	A notice may be given by the Company to the joint holders of record of a Share by giving the notice to the joint holder first named on the register of Members in respect of the Share.

131.	A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

132.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:
(a)	every Person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b)	every Person upon whom the ownership of a Share devolves by reason of his or her or its being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting.
No other Person shall be entitled to receive notices of general meetings.
WINDING UP
133.	Subject to the rights of the respective classes and series of Shareholders as set forth in Article 135, if the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute and these Articles, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as the liquidator deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. Subject to the rights of the respective classes and series of Shareholders as set forth in Article 135, the liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any Shares or other securities whereon there is any liability.

134.	If the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the Paid-up capital, such assets shall be distributed in accordance with Article 135.
LIQUIDATION PREFERENCE
135.
(a)	Upon any liquidation, dissolution or winding up of the Company (a “Liquidation Event”), either voluntary or involuntary, the assets of the Company available for distribution shall be distributed to all holders of share capital of the Company (including the Ordinary Shareholders) pro rata on an as-if converted basis.

(b)	In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Ordinary Shares shall be determined in good faith by the Board (but in accordance with the liquidation preferences and amounts set forth in this Article 135), or by a liquidator if one is appointed. Any securities not subjected to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.
The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board, or by a liquidator if one is appointed.
INDEMNITY
136.	To the fullest extent permitted by Statute, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the willful neglect or default of such Director, Officer or trustee.

137.	Expenses (including attorneys’ fees, costs and charges) incurred by a Director or officer of the Company in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such Director or officer is not entitled to be indemnified by the Company pursuant to Article136.

FINANCIAL YEAR
138.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
AGGREGATION OF SHARES
139.	All Ordinary Shares held or acquired by affiliated entities or Persons (as defined in Rule 144 under the Securities Act, or underlying any Convertible Securities or Option Securities, on an as-if-converted basis) shall be aggregated together for the purpose of determining the availability of any rights under these Articles.
AMENDMENTS OF ARTICLES
140.	Subject to the Statute and these Articles, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.
TRANSFER BY WAY OF CONTINUATION
141.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.